PROMISSORY NOTE

$11,350.00	August 22, 2017

For value received, the undersigned Hancock Jaffe Laboratories Aesthetics, Inc., (the “Borrower”), located at 70 Doppler, Irvine, California 92618, promises to pay to the order of Hancock Jaffe Laboratories, Inc (the “Lender”), located at 70 Doppler, Irvine, California 92618, (or at such other place as the Lender may designate in writing) the sum of $11,350.00 (the “Principal”) with interest from August 22, 2017, on the unpaid principal at the rate of 15% per annum.

The unpaid principal and accrued interest on this Promissory Note (the “Note”) shall be due and payable in full on September 15, 2017 (the “Due Date”).

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

If payment under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

1.	the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;
2.	the death of the Borrower or Lender;
3.	the filing of bankruptcy proceedings involving the Borrower as a debtor;
4.	the application for the appointment of a receiver for the Borrower;
5.	the making of a general assignment for the benefit of the Borrower’s creditors;
6.	the insolvency of the Borrower
7.	a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender’s option.

This Note shall be interpreted and governed in accordance with the laws of the State of California, United States of America without regard to principles of conflict of laws. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal district courts located in California, waive any objection to forum or venue and agree to accept service of process by mail in any action arising out of this Note. In the event of litigation relating to this Note, the prevailing party shall be entitled to recover from the other party its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such litigation.

IN WITNESS WHEREOF, the parties have caused this Note to be executed as of the day and year first above written and agree to the above terms and acknowledge receipt of a copy of this Note.

Lender:

Hancock Jaffe Laboratories, Inc.

/s/: William R. Abbott

William R. Abbott

Chief Financial Officer

Borrower:

Hancock Jaffe Laboratories Aesthetics, Inc.

/s/: Vitaly Suslov

Vitaly Suslov

Chairman of the Board

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